VINTAGE FILINGS, LLC
150 West 46th Street                                           301 Eastwood Road
6th Floor                                              Woodmere, New York  11598
New York, NY  10036                                       (616) 569-6089 (phone)
(212) 730-4302 (phone)                                      (646) 349-9655 (fax)
(646) 349-9655 (fax)                                       efilings@vfilings.com
Sstern@vfilings.com
-------------------



December 13, 2004

                         RE: CONTRACT FOR EDGAR SERVICES

NetWorth Technologies
Attention: Josh Eikov

         I would like to take this opportunity to introduce you to a package program of EDGAR services from Vintage Filings, LLC as a method of saving your public company the typical costs associated with EDGAR filings and SEC reporting requirements.

I. CONSULTING SERVICES

         Vintage Filings hereby agrees to provide the following consulting and advisory services to your Company: review your Company's filing requirements of Sarbanes Oxley, determine a cost effective plan to Edgarize the filings you are likely to require over the next 12 months. We will provide you, on a timely basis, with updates regarding SEC edgar filing software and new developments with regard to SEC filing forms and HTML requirements. If needed, we can train the Company how to file section 16 reporting requirements (Forms 3,4,and 5) on-line and assist in obtaining edgar access codes for the Company's officers, directors and 10% shareholders. We will also assist in formatting filings which may include Forms 3,4,5, 13Gs, 13Ds, S-8, 8K, 10Q, 10K, S-3, SB-2, S-2 and proxy statements. In analyzing your expected costs we have taken into account the typical costs associated with o Test and tabular pages

        o  Amended proofs and changed pages/expedited fees
        o  Test filing and real time live filing fees
        o  All email distributions of PDF EDGAR proofs
        o  All facsimile transmissions of EDGAR proofs
        o  All 12b25 and NT-10K extension forms
        o  SEC filing of a Form ID

II.  FEES

As part of this Agreement, we agree to provide the above-described, unlimited, edgarizing services for the Company's SEC filings for 12 months beginning January 2005. In return for these services you hereby agree to issue, to our below named individuals, shares of the Company's Common Stock to be registered under the Company's next Form SB-2 (or on Form S-8 within the next 30 days) in the following amounts:

         125,000 shares to be registered in the name of
         Shai Z. Stern
         43 Maple Avenue
         Cedarhurst, NY  11516

         125,000 shares to be registered in the name of
         Seth Farbman
         301 Eastwood Road
         Woodmere, NY  11598

We would also requires a warrant to purchase 475,000 shares of the company's common stock at an exercise price of $0.15 per share callable at $.0.75 per share. Such shares underlying shall be registered in the Company's next SB2 registration statement.

We would appreciate the opportunity to further develop our long-term relationship and be of service to you and your Company. Please feel free to contact us at (212) 730-4302 or via email at efilings@vfilings.com. Please confirm agreement by signing and faxing to 646.349.9655. We look forward to beginning of a mutually beneficial relationship.

                                 Best wishes,


                                 /s/ Seth A. Farbman
                                 Seth A. Farbman, Esq.
                                 Co-Chairman and President

AGREED:

COMPANY: NetWorth Technologies, Inc.

By: /s/ L. Joshua Eikov
L. Joshua Eikov
CEO